Exhibit 99.1
Contact
Black Box Corporation
Gary Doyle
Director - Investor Relations
Phone: (724) 873-6788
Email: investors@blackbox.com
FOR IMMEDIATE RELEASE
BLACK BOX CORPORATION REPORTS THIRD QUARTER AND YEAR-TO-DATE FISCAL 2011 RESULTS
- Reports record quarterly revenues of $277 million -
Third quarter of Fiscal 2011 Highlights
Record quarterly Revenues of $277 million.
Revenue increases 9% over prior year, with 7% organic revenue growth over prior year.
Operating earnings per share increase to 84¢ from 77¢ in prior year.
Diluted earnings per share increase to 78¢ from 63¢ in prior year.
Free cash flow increase to $31 million from $11 million in prior year.
PITTSBURGH, PENNSYLVANIA, February 1, 2011 - Black Box Corporation (NASDAQ:BBOX) today reported results for the third quarter of Fiscal 2011 ended January 1, 2011.
Third quarter of Fiscal 2011 diluted earnings per share were 78¢ on net income of $13.9 million or 5.0% of revenues compared to diluted earnings per share of 63¢ on net income of $11.0 million or 4.3% of revenues for the same quarter last year. On a sequential quarter comparison basis, second quarter of Fiscal 2011 diluted earnings per share were 77¢ on net income of $13.6 million or 5.0% of revenues. Excluding reconciling items, operating earnings per share (which is a non-GAAP term and is defined below) for the third quarter of Fiscal 2011 were 84¢ on operating net income (which is a non-GAAP term and is defined below) of $15.0 million or 5.4% of revenues compared to operating earnings per share of 77¢ on operating net income of $13.6 million or 5.4% of revenues for the same quarter last year.
Third quarter of Fiscal 2011 pre-tax reconciling items were $1.8 million with an after-tax impact on net income and EPS of $1.1 million and 6¢, respectively. During the third quarter of Fiscal 2010, the Company’s pre-tax reconciling items were $4.1 million with an after-tax impact on net income and EPS of $2.6 million and 14¢, respectively. See below for further discussion regarding Management’s use of non-GAAP accounting measurements and a detailed presentation of the Company’s pre-tax reconciling items for the periods presented above.
Third quarter of Fiscal 2011 total revenues were $277 million, an increase of $24 million or 9% from $253 million for the same quarter last year. On a sequential quarter comparison basis, second quarter of Fiscal 2011 total revenues were $273 million.
Third quarter of Fiscal 2011 cash provided by operating activities was $28 million or 201% of net income, compared to $12 million or 105% of net income for the same quarter last year. Third quarter of Fiscal 2011 free cash flow (which is a non-GAAP term and is defined below) was $31 million compared to $11 million for the same quarter last year. On a sequential quarter comparison basis, second quarter of Fiscal 2011 cash provided by operating activities was $7 million or 51% of net income and free cash flow was $7 million. Black Box utilized its third quarter of Fiscal 2011 free cash flow primarily to fund acquisition activity of $13 million, fund debt reduction of $9 million and to pay dividends of $1 million. Management believes that free cash flow, defined by the Company as cash provided by operating activities less net capital expenditures, plus proceeds from stock option exercises, plus or minus foreign currency translation adjustments, is an important measurement of liquidity as it represents the total cash available to the Company.

For the nine-month period ended January 1, 2011, diluted earnings per share were $2.30 on net income of $40.6 million or 5.0% of revenues compared to diluted earnings per share of $1.54 on net income of $27.0 million or 3.7% of revenues for the same period last year. Excluding reconciling items, operating earnings per share for the nine-month period ended January 1, 2011 were $2.55 on operating net income of $45.0 million or 5.5% of revenues compared to operating earnings per share of $2.20 on operating net income of $38.6 million or 5.4% of revenues for the same period last year.
For the nine-month period ended January 1, 2011, the Company’s pre-tax reconciling items were $7.1 million with an after-tax impact on net income and EPS of $4.4 million and 25¢, respectively. For the nine-month period ended December 26, 2009, the Company’s pre-tax reconciling items were $18.6 million with an after-tax impact on net income and EPS of $11.6 million and 66¢, respectively.
For the nine-month period ended January 1, 2011, total revenues were $813 million, an increase of $92 million or 13% from $721 million for the same period last year.
Cash provided by operating activities for the nine-month period ended January 1, 2011 was $36 million or 89% of net income compared to $42 million or 156% of net income for the same period last year. Free cash flow was $39 million compared to $41 million for the same period last year. Black Box utilized its nine-month period free cash flow primarily to fund acquisition activity of $15 million, fund debt reduction of $13 million and to pay dividends of $3 million.
The Company’s six-month order backlog was $212 million at January 1, 2011 compared to $191 million for the same quarter last year. On a sequential quarter-end comparison basis, the Company’s six-month order backlog was $213 million at October 2, 2010.
For Fiscal 2011, the Company is targeting reported revenues of approximately $1.073 billion to $1.078 billion and corresponding operating earnings per share in the range of $3.34 to $3.39. Included in these projections is an effective tax rate of 38.0%. For the fourth quarter of Fiscal 2011, the Company is targeting reported revenues of approximately $260 million to $265 million and corresponding operating earnings per share in the range of 79¢ to 84¢. These targets exclude acquisition-related expense and the impact of changes in the fair market value of the Company’s interest-rate swaps, and are before any new mergers and acquisition activity that has not been announced.
Commenting on the third quarter of Fiscal 2011 results and the fourth quarter of Fiscal 2011 outlook, Terry Blakemore, President and Chief Executive Officer said, “I am very pleased to announce another quarter of record revenue, organic growth and strong cash flow for Black Box Corporation. As the economy improves, we have successfully leveraged our broad portfolio of solutions and deep technical expertise to grow profitably and enhance our market share.”
“As a communications system integrator, we work closely with our strategic partners to offer the latest technology to our clients. We will continue to make select investments to improve our competitive position including the introduction of new products and services and strategic acquisitions. Black Box is committed to continue delivering world-class solutions to our clients and increasing our value to our shareholders.”
The Company will conduct a conference call beginning at 5:00 p.m. Eastern Standard Time today, February 1, 2011. Terry Blakemore, President and Chief Executive Officer, will host the call. To participate in the call, please dial 612-332-1025 approximately 15 minutes prior to the starting time and ask to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 187514. A live, listen-only audio webcast of the call will be available through a link on the Investor Relations page of the Company’s Web site at http://www.blackbox.com. A webcast replay of the call will also be archived on Black Box’s Web site for a limited period of time following the conference call.
Black Box is a leading technical services company dedicated to designing, building and maintaining today’s complicated data and voice infrastructure systems. Black Box services more than 175,000 clients in 141 countries with 195 offices throughout the world. To learn more, visit the Black Box Web site at http://www.blackbox.com.
Black Box®, the Double Diamond logo and DVH® are registered trademarks of BB Technologies, Inc.
Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include levels of business activity and operating expenses, expenses relating to corporate compliance requirements, cash flows, global economic and business conditions, successful integration of acquisitions, the timing and costs of restructuring programs, successful marketing of DVH (Data, Voice, Hotline) services, successful implementation of the Company’s M&A program, including identifying appropriate targets, consummating transactions and successfully integrating the businesses, successful implementation of our government contracting programs, competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, the Company’s arrangements with suppliers of voice equipment and technology and various other matters, many of which are beyond the Company’s control. Additional risk factors are included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010. We can give no assurance that any goal, plan or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three-months ended		Nine-months ended
	January 1 and December 26,		January 1 and December 26,
In thousands, except per share amounts	2011	2009	2011	2009

Revenues
Hotline products	$49,545	$47,012	$142,009	$134,805
On-Site services	227,134	206,373	671,190	585,705

Total	276,679	253,385	813,199	720,510
Cost of sales
Hotline products	26,987	24,406	76,823	70,267
On-Site services	159,040	142,150	465,990	398,727

Total	186,027	166,556	542,813	468,994
Gross profit	90,652	86,829	270,386	251,516
Selling, general & administrative expenses	64,296	64,198	191,450	192,596
Intangibles amortization	2,901	3,108	9,061	9,303

Operating income	23,455	19,523	69,875	49,617
Interest expense (income), net	1,028	1,852	4,460	6,592
Other expenses (income), net	(11)	40	(76)	(187)

Income before provision for income taxes	22,438	17,631	65,491	43,212
Provision for income taxes	8,528	6,612	24,887	16,205

Net income	$13,910	$11,019	$40,604	$27,007

Earnings per common share
Basic	$0.79	$0.63	$2.31	$1.54

Diluted	$0.78	$0.63	$2.30	$1.54

Weighted average common shares outstanding
Basic	17,703	17,548	17,611	17,545

Diluted	17,940	17,561	17,675	17,545

Dividends per share	$0.06	$0.06	$0.18	$0.18

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except par value	January 1, 2011	March 31, 2010

Assets
Cash and cash equivalents	$27,960	$20,885
Accounts receivable, net	154,557	141,211
Inventories, net	54,565	51,507
Costs/estimated earnings in excess of billings on uncompleted contracts	111,234	86,086
Prepaid and other current assets	27,140	28,090

Total current assets	375,456	327,779
Property, plant and equipment, net	22,210	23,568
Goodwill	646,620	641,965
Intangibles
Customer relationships, net	90,829	93,619
Other intangibles, net	29,295	30,374
Other assets	10,304	8,059

Total assets	$1,174,714	$1,125,364

Liabilities
Accounts payable	$76,547	$66,934
Accrued compensation and benefits	32,919	33,260
Deferred revenue	35,402	34,876
Billings in excess of costs/estimated earnings on uncompleted contracts	20,018	14,839
Income taxes	11,030	9,487
Other liabilities	39,884	41,798

Total current liabilities	215,800	201,194
Long-term debt	198,452	210,873
Other liabilities	17,524	23,303

Total liabilities	$431,776	$435,370
Stockholders’ equity
Common stock	$25	$25
Additional paid-in capital	463,494	451,778
Retained earnings	588,740	551,315
Accumulated other comprehensive income	14,257	9,971
Treasury stock	(323,578)	(323,095)

Total stockholders’ equity	$742,938	$689,994

Total liabilities and stockholders’ equity	$1,174,714	$1,125,364

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three-months ended		Nine-months ended
	January 1 and December 26,		January 1 and December 26,
In thousands	2011	2009	2011	2009

Operating Activities
Net income	$13,910	$11,019	$40,604	$27,007
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Intangibles amortization and depreciation	4,376	4,985	13,672	15,097
(Gain) loss on sale of property	(50)	(15)	(67)	10
Deferred taxes	4,335	560	5,579	1,197
Tax impact from stock options	966	64	995	766
Stock compensation expense	2,493	1,743	7,999	5,022
Change in fair value of interest-rate swap	(1,074)	(303)	(1,920)	(126)
Changes in operating assets and liabilities (net of acquisitions)
Accounts receivable, net	4,942	(11,496)	(9,161)	11,568
Inventories, net	(563)	(7)	(2,320)	3,617
Costs/estimated earnings in excess of billings on uncompleted contracts	(7,927)	(8,890)	(25,012)	(22,623)
All other current assets excluding deferred tax asset	3,195	3,019	(972)	6,037
Billings in excess of costs/estimated earnings on uncompleted contracts	(355)	3,516	4,723	(3,704)
Liabilities exclusive of long-term debt	3,685	7,389	1,952	(1,735)

Net cash provided by (used for) operating activities	$27,933	$11,584	$36,072	$42,133
Investing Activities
Capital expenditures	$(1,021)	$(540)	$(2,906)	$(1,573)
Capital disposals	53	29	98	132
Acquisition of businesses (payments)/recoveries	(12,811)	(10,687)	(12,811)	(10,687)
Prior merger-related (payments)/recoveries	(146)	(6,433)	(1,829)	(7,738)

Net cash provided by (used for) investing activities	$(13,925)	$(17,631)	$(17,448)	$(19,866)
Financing Activities
Proceeds from borrowings	$70,885	$56,035	$174,815	$130,890
Repayment of borrowings	(79,749)	(43,450)	(187,636)	(145,298)
Deferred Financing Costs	(700)	—	(700)	—
Proceeds from the exercise of stock options	4,432	—	4,712	—
Purchase of treasury stock	(1)	—	(483)	—
Payment of dividends	(1,057)	(1,053)	(3,166)	(3,157)

Net cash provided by (used for) financing activities	$(6,190)	$11,532	$(12,458)	$(17,565)
Foreign currency exchange impact on cash	$(78)	$(214)	$909	$634

Increase / (decrease) in cash and cash equivalents	$7,740	$5,271	$7,075	$5,336
Cash and cash equivalents at beginning of period	20,220	23,785	20,885	23,720

Cash and cash equivalents at end of period	$27,960	$29,056	$27,960	$29,056

Non-GAAP Financial Measures
As a supplement to United States Generally Accepted Accounting Principles (“GAAP”), the Company provides non-GAAP financial measures such as free cash flow, cash provided by operating activities excluding restructuring payments (see below for reference), operating net income, operating earnings per share (“EPS”), Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, adjusted operating income and same-office revenue comparisons to illustrate the Company’s operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided explanations of the Company’s management (“Management”) regarding their use and the usefulness of non-GAAP financial measures, definitions of the non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures, which are provided below.
Management uses non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources, (d) to measure operational profitability and (e) as an important factor in determining variable compensation for Management and its team members. Moreover, the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While Management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. The limitations include (i) the non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly-titled measures of the Company’s competitors due to potential differences in the exact method of calculation, (ii) the non-GAAP financial measures exclude certain non-cash amortization of intangible assets on acquisitions, however, they do not specifically exclude the added benefits of these costs, such as revenue and contributing operating margin, (iii) the non-GAAP financial measures exclude non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years which is derived from the book value to fair market value write-up on acquired assets, (iv) the non-GAAP financial measures exclude the non-cash change in fair value of the Company’s interest-rate swaps which will continue to impact the Company’s earnings until the interest-rate swaps are settled, (v) the non-GAAP financial measures exclude costs for employee severance and facility consolidations (“employee severance and facility consolidation costs”) incurred during the periods reported in an attempt to right-size the organization and more appropriately align the expense structure with anticipated revenues and changing market demand for its solutions and services that will impact future operating results, (vi) the non-GAAP financial measures exclude historical stock option granting practices investigation and related matters costs, including costs associated with the related Securities and Exchange Commission (“SEC”) investigation, shareholder derivative lawsuit, tax matters and insurance/indemnification matters, (vii) the non-GAAP financial measures exclude costs of settlement or resolution arising from current legal matters associated with the ongoing operations of the Company (“current legal matters costs”) and (viii) there is no assurance the excluded items in the non-GAAP financial measures will not occur in the future. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measurements, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
Free cash flow
Free cash flow is defined by the Company as cash provided by operating activities less net capital expenditures, plus or minus foreign currency translation adjustments, plus proceeds from stock option exercises. Management’s reasons for exclusion of each item are explained in further detail below.
Net capital expenditures
The Company believes net capital expenditures must be taken into account along with cash provided by operating activities to more properly reflect the actual cash available to the Company. Net capital expenditures are typically material and directly impact the availability of the Company’s operating cash. Net capital expenditures are comprised of capital expenditures and capital disposals.

Foreign currency exchange impact on cash
Due to the size of the Company’s international operations, and the ability of the Company to utilize cash generated from foreign operations locally without the need to convert such currencies to U.S. dollars on a regular basis, the Company believes that it is appropriate to adjust its operating cash flows to take into account the positive and/or negative impact of such adjustments as such adjustment provides an appropriate measure of the availability of the Company’s operating cash on a world-wide basis. A limitation of adjusting cash flows to account for the foreign currency impact is that it may not provide an accurate measure of cash available in U.S. dollars.
Proceeds from stock option exercises
The Company believes that proceeds from stock option exercises should be added to cash provided by operating activities to more accurately reflect the actual cash available to the Company. The Company has demonstrated a recurring inflow of cash related to its stock-based compensation plans and, since this cash is immediately available to the Company, it directly impacts the availability of the Company’s operating cash. The amount of proceeds from stock option exercises is dependent upon a number of variables, including the number and exercise price of outstanding options and the trading price of the Company’s common stock. In addition, the timing of stock option exercises is under the control of the individual option holder and is not in the control of the Company. As a result, there can be no assurance as to the timing or amount of any proceeds from stock option exercises.
A reconciliation of cash provided by operating activities to free cash flow is presented below:

	3Q11	2Q11	3Q10	3QYTD11	3QYTD10

Cash provided by operating activities	$27,933	$6,891	$11,584	$36,072	$42,133
Net capital expenditures	(968)	(944)	(511)	(2,808)	(1,441)
Foreign currency exchange impact on cash	(78)	1,227	(214)	909	634

Free cash flow before stock option exercises	$26,887	$7,174	$10,859	$34,173	$41,326
Proceeds from stock option exercises	4,432	202	—	4,712	—

Free cash flow	$31,319	$7,376	$10,859	$38,885	$41,326

Cash provided by operating activities excluding restructuring payments
Cash provided by operating activities excluding restructuring payments is defined by the Company as cash provided by operating activities plus restructuring payments. Restructuring payments are the cash payments made during the period for employee severance and facility consolidation costs. The Company believes that restructuring payments should be added to cash provided by operating activities to more accurately reflect the cash flow from operations.
A reconciliation of cash provided by operating activities to cash provided by operating activities excluding restructuring payments is presented below:

	3Q11	2Q11	3Q10	3QYTD11	3QYTD10

Cash provided by operating activities	$27,933	$6,891	$11,584	$36,072	$42,133
Restructuring payments	1,494	933	1,354	4,326	7,627

Cash provided by operating activities excluding restructuring payments	$29,427	$7,824	$12,938	$40,398	$49,760

Operating net income and operating earnings per share
Management believes that operating net income, defined by the Company as net income plus reconciling items, and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provide investors additional important information to enable them to assess, in a way Management assesses, the Company’s current and future operations. Reconciling items include amortization of intangible assets on acquisitions, asset write-up depreciation expense on acquisitions, the change in fair value of the interest-rate swaps, employee severance and facility consolidation costs, historical stock option granting practices investigation and related matters costs and current legal matters costs. Management’s reason for exclusion of each item is explained in further detail below.
Amortization of intangible assets on acquisitions
The Company incurs non-cash amortization expense from intangible assets related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by Management after the acquisition.

Asset write-up depreciation expense on acquisitions
The Company incurs non-cash asset write-up depreciation expense on acquisitions related to acquisitions made during recent years. Specifically, this non-cash expenditure is derived from the book value to fair market value write-up on acquired assets. Asset write-ups are depreciated over their remaining useful life which generally falls between one to five years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are fixed from acquisition to the end of the asset’s useful life and generally cannot be changed or influenced by Management after the acquisition.
Change in fair value of the interest-rate swaps
To mitigate the risk of interest-rate fluctuations associated with the Company’s variable rate debt, the Company entered into two separate interest-rate swaps (“interest-rate swaps”) that do not qualify as a cash flow hedge. Thus, the Company records the change in fair value of the interest-rate swaps as an asset/liability within the Company’s Condensed Consolidated Balance Sheets with the offset to Interest expense (income) within the Company’s Condensed Consolidated Statements of Income. Management excludes this non-cash expense and the related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs generally cannot be changed or influenced by Management.
Employee severance and facility consolidation costs
The Company believes that incurring costs in the current period(s) in an attempt to right-size the organization and more appropriately align the expense structure with anticipated revenues and changing market demand for its solutions and services will result in a long-term positive impact on financial performance in the future. Employee severance and facility consolidation costs are presented in accordance with GAAP in the Company’s Condensed Consolidated Statements of Income. However, due to the amount of additional costs incurred during a single or possibly successive periods, Management believes that exclusion of these costs and their related tax impact provides a more accurate reflection of the Company’s ongoing financial performance.
Historical stock option granting practices investigation and related matters costs
The Company incurs costs in connection with its investigation of historical stock option granting practices, including the related SEC investigation, shareholder derivative lawsuit, tax matters and insurance/indemnification matters. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.
Current legal matters costs
The Company incurs costs arising from current legal matters associated with the ongoing operations of the Company. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP financial measures when it evaluates the continuing operational performance of the Company because these costs are generally non-recurring and cannot be changed or influenced by Management.
The following table represents the Company’s pre-tax reconciling items:

	3Q11	2Q11	3Q10	3QYTD11	3QYTD10

Non-cash charges
Amortization of intangible assets on acquisitions	$2,890	$3,045	$3,099	$9,028	$9,264
Asset write-up depreciation expense on acquisitions	—	—	128	—	128
Change in fair value of the interest-rate swaps	(1,074)	(314)	(303)	(1,920)	(126)

Total non-cash charges	$1,816	$2,731	$2,924	$7,108	$9,266
Cash charges
Employee severance and facility consolidation costs	$—	$—	$860	$—	$2,622
Historical stock option granting practices investigation and related matters costs	—	—	318	—	4,574
Current legal matters costs	—	—	—	—	2,145

Total cash charges	$—	$—	$1,178	$—	$9,341

Total pre-tax reconciling items	$1,816	$2,731	$4,102	$7,108	$18,607

A reconciliation of net income to operating net income is presented below:

	3Q11	2Q11	3Q10	3QYTD11	3QYTD10

Net income	$13,910	$13,550	$11,019	$40,604	$27,007
% of Revenue	5.0%	5.0%	4.3%	5.0%	3.7%
Reconciling items, after tax [1]	1,126	1,693	2,564	4,407	11,630

Operating net income	$15,036	$15,243	$13,583	$45,011	$38,637
% of Revenue	5.4%	5.6%	5.4%	5.5%	5.4%

[1]	The effective tax rate utilized to determine Reconciling items, after tax, for each period, is the effective tax rate utilized to determine Net income for such period.
A reconciliation of diluted EPS to operating EPS is presented below:

	3Q11	2Q11	3Q10	3QYTD11	3QYTD10

Diluted EPS	$0.78	$0.77	$0.63	$2.30	$1.54
EPS impact of reconciling items	0.06	0.09	0.14	0.25	0.66

Operating EPS	$0.84	$0.86	$0.77	$2.55	$2.20

EBITDA and Adjusted EBITDA
Management believes that EBITDA, defined as Net income plus provision for income taxes, interest, depreciation and amortization, is a widely accepted measure of profitability that may be used to measure the Company’s ability to service its debt. Adjusted EBITDA, defined as EBITDA plus stock-based compensation expense, may also be used to measure the Company’s ability to service its debt. Stock-based compensation is an integral part of ongoing operations since it is considered similar to other types of compensation to employees. However, Management believes that varying levels of stock-based compensation expense could result in misleading period-over-period comparisons and is providing an adjusted disclosure which excludes stock-based compensation.
A reconciliation of income before provision for income taxes to EBITDA and Adjusted EBITDA is presented below:

	3Q11	2Q11	3Q10	3QYTD11	3QYTD10

Net income	$13,910	$13,550	$11,019	$40,604	$27,007
Provision for income taxes	8,528	8,302	6,612	24,887	16,205
Interest	1,028	1,742	1,852	4,460	6,592
Depreciation/Amortization	4,376	4,610	4,985	13,672	15,097

EBITDA	$27,842	$28,204	$24,468	$83,623	$64,901
Stock-based compensation expense	2,493	2,504	1,743	7,999	5,022

Adjusted EBITDA	$30,335	$30,708	$26,211	$91,622	$69,923

Supplemental Information
The following supplemental information, including geographical segment results, service type results, same-office revenue comparisons and significant balance sheet ratios and other information is being provided for comparisons of reported results for the third quarter of Fiscal 2011, second quarter of Fiscal 2011, third quarter of Fiscal 2010 and/or third quarter year-to-date Fiscal 2011 and 2010. All dollar amounts are in thousands unless noted otherwise.
Geographical Segment Results
Management is presented with and reviews revenues, operating income and adjusted operating income by geographical segment. Adjusted operating income is defined by the Company as operating income plus reconciling items. Reconciling items include amortization of intangible assets on acquisitions, asset write-up depreciation expense on acquisitions, employee severance and facility consolidation costs, historical stock option granting practices investigation and related matters costs and current legal matters costs. See above for additional details provided by Management regarding non-GAAP financial measures. Revenues, operating income and adjusted operating income for North America, Europe and All Other are presented below:

	3Q11	2Q11	3Q10	3QYTD11	3QYTD10

Revenues
North America	$239,455	$240,540	$217,124	$710,479	$621,635
Europe	27,446	22,798	27,190	75,186	75,248
All Other	9,778	9,586	9,071	27,534	23,627

Total	$276,679	$272,924	$253,385	$813,199	$720,510
Operating income
North America	$18,749	$20,684	$14,890	$58,600	$38,278
% of North America revenues	7.8%	8.6%	6.9%	8.2%	6.2%
Europe	$2,851	$1,153	$3,111	$6,340	$7,755
% of Europe revenues	10.4%	5.1%	11.4%	8.4%	10.3%
All Other	$1,855	$1,691	$1,522	$4,935	$3,584
% of All Other revenues	19.0%	17.6%	16.8%	17.9%	15.2%

Total	$23,455	$23,528	$19,523	$69,875	$49,617
% of Total revenues	8.5%	8.6%	7.7%	8.6%	6.9%
Reconciling items (pre-tax)
North America	$2,890	$3,045	$4,089	$9,028	$17,800
Europe	—	—	292	—	892
All Other	—	—	24	—	41

Total	$2,890	$3,045	$4,405	$9,028	$18,733
Adjusted operating income
North America	$21,639	$23,729	$18,979	$67,628	$56,078
% of North America revenues	9.0%	9.9%	8.7%	9.5%	9.0%
Europe	$2,851	$1,153	$3,403	$6,340	$8,647
% of Europe revenues	10.4%	5.1%	12.5%	8.4%	11.5%
All Other	$1,855	$1,691	$1,546	$4,935	$3,625
% of All Other revenues	19.0%	17.6%	17.0%	17.9%	15.3%

Total	$26,345	$26,573	$23,928	$78,903	$68,350
% of Total revenues	9.5%	9.7%	9.4%	9.7%	9.5%

Service Type Results
Management is presented with and reviews revenues and gross profit for Data Services, Voice Services and Hotline Services which are presented below:

	3Q11	2Q11	3Q10	3QYTD11	3QYTD10

Revenues
Data Services	$62,890	$53,989	$45,342	$170,836	$140,680
Voice Services	164,244	172,520	161,031	500,354	445,025
Hotline Services	49,545	46,415	47,012	142,009	134,805

Total	$276,679	$272,924	$253,385	$813,199	$720,510
Gross profit
Data Services	$15,427	$14,076	$12,078	$43,853	$38,167
% of Data Services revenues	24.5%	26.1%	26.6%	25.7%	27.1%
Voice Services	$52,667	$54,647	$52,145	$161,347	$148,811
% of Voice Services revenues	32.1%	31.7%	32.4%	32.2%	33.4%
Hotline Services	$22,558	$21,397	$22,606	$65,186	$64,538
% of Hotline Services revenues	45.5%	46.1%	48.1%	45.9%	47.9%

Total	$90,652	$90,120	$86,829	$270,386	$251,516
% of Total revenues	32.8%	33.0%	34.3%	33.2%	34.9%

Same-office revenue comparisons
Management is presented with and reviews revenues on a same-office basis which excludes the effects of revenues from acquisitions. While the information provided below is presented on a consolidated basis, all of the revenue from offices added as shown below relates to Voice Services in the Company’s North America segment. Reported same-office comparisons of consolidated revenues, therefore, can be determined by excluding the revenues for Voice Services in the Company’s North America segment from offices added since April 1, 2009 (for comparison of 3Q11 to 3Q10 and 3QYTD11 to 3QYTD10) or April 1, 2010 (for comparison of 3Q11 to 2Q11) as shown below.
Information on quarterly revenues on a same-office basis compared to the same period last year is presented below:

	3Q11	3Q10	% Change

Reported revenues	$276,679	$253,385	9%
Less revenue from Voice Services offices added since 4/1/09 (1Q10)	(10,280)	(4,403)

Reported revenues on same-office basis	$266,399	$248,982	7%
Foreign currency impact	696	—

Revenues on same-office basis (excluding foreign currency impact)	$267,095	$248,982	7%

Information on year-to-date revenues on a same-office basis compared to the same period last year is presented below:

	3QYTD11	3QYTD10	% Change

Reported revenues	$813,199	$720,510	13%
Less revenue from Voice Services offices added since 4/1/09 (1Q10)	(25,546)	(4,403)

Reported revenues on same-office basis	$787,653	$716,107	10%
Foreign currency impact	1,182	—

Revenues on same-office basis (excluding foreign currency impact)	$788,835	$716,107	10%

Information on revenues on a same-office basis compared to the sequential quarter is presented below:

	3Q11	2Q11	% Change

Reported revenues	$276,679	$272,924	1%
Less revenue from Voice Services offices added since 4/1/10 (1Q11)	(4,323)	—

Reported revenues on same-office basis	$272,356	$272,924	—%
Foreign currency impact	(1,445)	—

Revenues on same-office basis (excluding foreign currency impact)	$270,911	$272,924	(1)%

Significant Balance Sheet ratios and Other Information
Information on certain balance sheet ratios, backlog and headcount is presented below. Dollar amounts are in millions.

	3Q11		2Q11		3Q10

Accounts receivable
Gross accounts receivable	$162.2		$163.7		$162.4
Reserve $ / %	7.6	4.7%	7.5	4.6%	10.0	6.2%

Net accounts receivable	$154.6		$156.2		$152.4
Net days sales outstanding	48 days		48 days		52 days
Inventory
Gross inventory	$74.8		$73.5		$74.3
Reserve $ / %	20.2	27.0%	20.0	27.2%	20.5	27.6%

Net inventory	$54.6		$53.5		$53.8
Net inventory turns	10.1x		10.1x		9.3x
Six-month order backlog	$212		$213		$191
Team members	4,482		4,376		4,384